Exhibit 3.113

CERTIFICATE OF INCORPORATION

OF

WORLDWIDE SPORT NUTRITIONAL SUPPLEMENTS INC.

Under Section 402 of the Business Corporation Law, the undersigned, a natural person over the age of eighteen years, for the purpose of forming a corporation under section 402 of the Business Corporation Law, hereby certifies;

FIRST, The name of the corporation is Worldwide Sport Nutritional Supplements Inc.

SECOND, The purpose for which this corporation is formed are to engage in any lawful activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without said consent or approval first being obtained.

THIRD, The office of this incorporation is to be located in the City of Utica, County of Oneida, State of New York.

FOURTH, The aggregate number of shares which the corporation shall have authority to issue is 200 Common Shares without par value, all of which shall be one class.

FIFTH, The Secretary of the State of State New York is designated as the agent of the corporation upon whom process against it may be served, and the post office address to which the said Secretary of State shall mail a copy of any process is 1507 Fox Place, Utica, New York 13502.

IN WITNESS WHEREOF, I have subscribed this Certificate of Incorporation this 19th day of April, 1994 and affirm under penalties of perjury that the statements contained herein are true.

Utica, New York

April 19, 1994

/s/ David J. McCabe
David J. McCabe, Incorporator 1026, Park Avenue Utica, NY 13501

Sworn to before me this
19 day of April, 1994

/s/ [illegible]